Exhibit 10.20

ASSET PURCHASE AGREEMENT

by and among

TRANSCAT, INC.,

TTE LABORATORIES, INC.

BENJAMIN LEVERONE

and

MICHAEL ANEMA

Dated as of February 21, 2020

Table of Contents

Article I Definitions		1
1.1	Definitions	1
1.2	Accounting Terms	7
1.3	Other Definitional Provisions	7
Article II Purchase and Sale		7
2.1	Transfer of Purchased Assets	7
2.2	Excluded Assets	9
2.3	Use of Seller’s Name and Phone Numbers	9
2.4	Purchase Price	9
2.5	Payment of Purchase Price	9
2.6	Adjustment to Purchase Price	10
2.7	Escrow	11
2.8	Repayment of Indebtedness	12
2.9	Payment of Transaction Expenses	12
Article III Liabilities and Contracts		12
3.1	No Assumption of Liabilities or Contracts	12
3.2	Liabilities Assumed	12
Article IV Seller’s and Shareholders’ Representations and Warranties		13
4.1	Organization, Standing and Power	13
4.2	Authority for Transaction	13
4.3	No Conflict	13
4.4	Financial Statements	14
4.5	No Undisclosed Liabilities	14
4.6	Absence of Certain Changes	15
4.7	Title	15
4.8	Compliance with Laws; Permits	15
4.9	Condition and Sufficiency of Purchased Assets	16
4.10	Privacy Laws and Data Protection	16
4.11	Accounts Receivable	17
4.12	Inventory	17
4.13	Intellectual Property	17
4.14	Assigned Contracts	18
4.15	Other Contracts	19
4.16	Legal Proceedings	19
4.17	Tax Matters	19
4.18	Insurance	19
4.19	Labor Relations and Employment Issues	20
4.20	Employee Benefits	21
4.21	Environmental Matters	23
4.22	Real Property	23
4.23	Product and Service Warranties	24
4.24	Relationship with Customers and Suppliers	24
4.25	Officers, Directors and Shareholders	25
4.26	Brokers and Finders	25
4.27	Material Misstatements or Omissions	25

i

Article V Buyer’s Representations and Warranties		25
5.1	Organization, Standing and Power	25
5.2	Authority for Transaction	25
5.3	No Conflict	25
5.4	Legal Proceedings	26
5.5	Brokers and Finders	26
5.6	Solvency	26
5.7	Financial Capacity	26
5.8	Material Misstatements or Omissions	26
Article VI Survival and Indemnification		27
6.1	Survival or Representations, Warranties and Covenants	27
6.2	Indemnification by Seller and Shareholders	27
6.3	Indemnification by Buyer	28
6.4	Limitations	28
6.5	Indemnification Claim Procedures	29
6.6	Recoupment Against Escrow	31
6.7	Tax Treatment of Indemnification Payments	31
6.8	Effect of Investigation	31
Article VII Closing		32
7.1	Closing	32
7.2	Closing Deliveries of Seller and Shareholders	32
7.3	Closing Deliveries of Buyer	33
Article VIII Further Covenants		34
8.1	Taxes	34
8.2	Expenses of the Parties	34
8.3	Confidentiality	34
8.4	Non-Disclosure; Non-Solicitation and Non-Competition	34
8.5	Consulting Agreements	35
8.6	Notices to and Consents of Third Parties	35
8.7	Further Assurances	35
8.8	Employees and COBRA Compliance	36
8.9	Uncollected Receivables	36
Article IX General Provisions		37
9.1	Amendment and Waiver	37
9.2	Assignment	37
9.3	Notices	37
9.4	Binding Effect	38
9.5	Governing Law; Venue	38
9.6	Effect of Agreement	38
9.7	Severability	38
9.8	Negotiated Transaction	38
9.9	Headings; Counterparts	38

ii

Asset Purchase Agreement

This Asset Purchase Agreement, dated as of February 21, 2020 is made by and among Transcat, Inc., an Ohio corporation (“Buyer”), TTE Laboratories, Inc, a Massachusetts corporation (“Seller”), and Benjamin Leverone and Michael Anema (each, a “Shareholder” and, collectively, “Shareholders”). Buyer, Seller and Shareholders are collectively referred to herein as the “Parties”, and each is a “Party.”

RECITALS:

A. Seller wishes to sell, transfer and assign to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets (as defined in Section 1.1), subject to the terms and conditions set forth in this Agreement.

B. Shareholders are all of the shareholders of Seller and collectively own, in the aggregate, 100% of the issued and outstanding capital stock of Seller.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:

“Accounting Referee” shall have the meaning set forth in Section 2.6(b).

“Accounts Receivable” has the meaning given to it in Section 2.1(d).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse Effect” means, with respect to Seller, an effect in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, Business or prospects of Seller, which effect, individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, Business or prospects of Seller, or which is materially adverse to Seller’s ability to consummate the transactions contemplated hereby.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or under common control with, such Party.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act and any other applicable anti-corruption Laws.

“Assigned Contracts” has the meaning given to it in Section 2.1(f).

“Assignment and Assumption Agreement” has the meaning given to it in Section 7.2(d).

“Assumed Liabilities” has the meaning given to it in Section 3.2.

“Balance Sheet Date” means December 31, 2019.

“Benefits Transition Period” has the meaning given to it in Section 8.8.

“Business” means Seller’s business of providing calibration and repair services for pipettes and other liquid handling devices, scales and balances, and related product sales.

“Buyer” has the meaning given to it in the preamble.

“Buyer Indemnified Parties” has the meaning given to it in Section 6.2

“Closing” means the closing of the purchase and sale hereunder.

“Closing Date” means the date of the Closing, as defined in Section 7.1.

“Closing Date Indebtedness” has the meaning given to it in Section 2.8.

“Closing Date Working Capital” means the value, as of the Closing, of the portion of the Purchased Assets which would be identified as current assets, less the aggregate amount of current Liabilities included in the Assumed Liabilities, all as determined in accordance with GAAP and in accordance with the terms and conditions of, and subject to the adjustments described in, Section 2.6 and Schedule 2.6.

“Closing Statement” has the meaning given to it in Section 2.4.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreements” has the meaning given to it in Section 8.5.

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments of lease and rights, guarantees, warranties, licenses, franchises, permits, purchase orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral.

“Customer” has the meaning given to it in Section 4.24.

“Deemed Acceptance” has the meaning given to it in Section 6.5(b).

“Dispute Notice” has the meaning given to it in Section 6.5(b).

“Employee Benefit Plan” has the meaning given to it in Section 4.20.

“Encumbrances” means and includes all liens, options, pledges, mortgages, security interests, charges, adverse claims, rights, restrictions, burdens and encumbrances of every kind.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code or is otherwise required to be aggregated with Seller under Section 414(o) of the Code.

“Escrow Amount” has the meaning given to it in Section 2.7.

“Escrow Period” means the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Estimated Adjusted Purchase Price” means (i) the Purchase Price, plus (ii) the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital Ceiling, minus (iii) the amount, if any, by which the Estimated Closing Date Working Capital is less than the Target Working Capital Floor. For the avoidance of doubt, if the Estimated Closing Date Working Capital equals or exceeds the Target Working Capital Floor but is less than or equal to the Target Working Capital Ceiling, then there shall be no adjustment to the Purchase Price in respect of Estimated Closing Date Working Capital.

“Estimated Closing Date Working Capital” has the meaning given to it in Section 2.6(a).

“Excluded Assets” has the meaning given to it in Section 2.2.

“Existing Leases” has the meaning given to it in Section 4.22(b).

“Final Adjusted Purchase Price” means (i) the Purchase Price, plus (ii) the amount, if any, by which the Final Closing Date Working Capital exceeds the Target Working Capital Ceiling, minus (iii) the amount, if any, by which the Final Closing Date Working Capital is less than the Target Working Capital Floor. For the avoidance of doubt, if the Final Closing Date Working Capital equals or exceeds the Target Working Capital Floor but is less than or equal to the Target Working Capital Ceiling, then there shall be no adjustment to the Purchase Price in respect of Final Closing Date Working Capital.

“Final Closing Date Working Capital” has the meaning given to it in Section 2.6(b).

“Final Resolution” has the meaning given to it in Section 6.6.

“Financial Statements” has the meaning given to it in Section 4.4.

"Fraud" shall mean an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in Article IV (Seller’s and Shareholders’ Representations and Warranties) or Article V (Buyer’s Representations and Warranties), as applicable.

“Fundamental Cap” has the meaning given to it in Section 6.4(c).

“Fundamental Representation” has the meaning given to it in Section 6.1.

“GAAP” means, at any time, United States generally accepted accounting principles, methods and practices, consistently maintained and applied throughout the periods referenced.

“General Cap” has the meaning given to it in Section 6.4(c).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those persons listed in subcategories (i) through (iii).

“Hazardous Substance” means any (a) substance, gas, material or chemical which poses or may pose a hazard to human health or safety, (b) toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant, or (c) asbestos, urea formaldehyde foam insulation, petroleum and petroleum by-products and which, in each case described above in (a), (b) and (c), is now subject to any Environmental Law.

“Indebtedness Repayment Amount” has the meaning given to it in Section 2.8.

“Indemnified Party” has the meaning given to it in Section 6.5(a).

“Indemnifying Party” has the meaning given to it in Section 6.5(a).

“Intellectual Property” has the meaning given to it in Section 4.13(a).

“Inventory” has the meaning given to it in Section 2.1(c).

“IT Systems” has the meaning given to it in Section 4.13(g).

“Knowledge” means, with respect to an individual, the actual knowledge of such individual after due inquiry or, with respect to a Person that is not an individual, the actual knowledge of the officers and management of such Person after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning given to it in Section 4.22.

“Liability” means any liability, obligation, claim against or Contract of Seller of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Closing.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“MFA Fee” has the meaning given to it in Section 2.9.

“MFA Securities” has the meaning given to it in Section 2.9.

“Notice of Claim” has the meaning given to it in Section 6.5(a).

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” have the meanings given to such terms in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity or Government Authority.

“Personal Information” means the type of information regulated or subject to Privacy Laws and collected, used, disclosed or retained by Seller including information regarding Seller’s clients, customers, suppliers, employees, agents, dependent and independent contractors including an individual’s name, address, age, gender, identification or social insurance number, income, citizenship, employment, assets, liabilities, payment records, credit information, personal and professional references and health and/or medical records.

“Privacy Laws” means all applicable Laws governing the collection, use, disclosure or retention of Personal Information.

“Pro Rata Share” means, with respect to each Shareholder, such Shareholder’s pro rata share of the outstanding capital stock of Seller as of the Closing Date, which are as follows: Benjamin Leverone - ninety five percent (95%); and Michael Anema - five percent (5%).

“Purchased Assets” means the assets being purchased and sold hereunder, as defined in Section 2.1.

“Purchased IP” has the meaning given to it in Section 4.13(b).

“Purchase Price” has the meaning given to it in Section 2.4.

“Purchase Price Allocation” has the meaning given to it in Section 2.4.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant Agreement” has the meaning given to it in Section 8.4.

“Restrictive Covenant Payment” has the meaning given to it in Section 2.5(b).

“Seller” has the meaning given to it in the preamble.

“Seller Indemnified Parties” has the meaning given to it in Section 6.3.

“Shareholders” has the meaning given to it in the preamble.

“Solvent” shall mean, with respect to any Person, that (a) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature, and (c) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofore or proposed to be conducted by such Person and its Subsidiaries. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Cap” has the meaning given to it in Section 6.4(c).

“Special Representation” has the meaning given to it in Section 6.1.

“Target Working Capital Ceiling” means $984,280.

“Target Working Capital Floor” means $805,320.

“Tax Clearance Certificate” has the meaning given to it in Section 8.1(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Action” has the meaning given to it in Section 6.5(d).

“Threshold” has the meaning given to it in Section 6.4(d).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Consulting Agreements, the Restrictive Covenant Agreement, the Assignment and Assumption Agreement, the bill of sale and the other agreements and instruments required to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

1.2 Accounting Terms. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement, all accounting terms not otherwise defined herein or therein shall have the meanings assigned to them in accordance with GAAP.

1.3 Other Definitional Provisions. Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules annexed hereto. Any of the terms defined in this Article I may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing. All references to currency contained in this Agreement shall be to United States currency. Except as otherwise specifically provided in this Agreement, all references to numbers of “days” shall mean calendar days.

ARTICLE II
PURCHASE AND SALE

2.1 Transfer of Purchased Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller, all of the assets, of every nature and description whatsoever and wherever situated, tangible or intangible, owned by Seller on the Closing Date (collectively, the “Purchased Assets”), including the following (but excluding the Excluded Assets):

(a) Seller’s leasehold interest in the Leased Real Property;

(b) all of Seller’s tangible personal property, including equipment, machinery, furniture, fixtures, leasehold improvements, vehicles and supplies, including, without limitation, those described in Schedule 2.1(b), together with related product warranties;

(c) all of Seller’s inventory, repair parts and supplies, work in progress and finished goods (collectively, the “Inventory”);

(d) all of Seller’s accounts receivable and notes receivable and interest receivable thereon (collectively, the “Accounts Receivable”);

(e) all of Seller’s deposits (excluding security deposits and refunds) and prepaid expenses, all as more particularly described in Schedule 2.1(e);

(f) all of Seller’s interest in and to all of the Contracts identified in Schedule 2.1(f) (collectively, the “Assigned Contracts”);

(g) all of Seller’s interest in and to (1) all patents, applications for patents, copyrights, license agreements (including software license agreements), assumed names, trade names, trademark and/or service mark registrations, applications for trademark and/or service mark registrations, trademarks and service marks of Seller, as more particularly described in Schedule 2.1(g), and all variants thereof, including all of Seller’s rights to use the names “TTE Laboratories” and “www.pipettes.com”, to the exclusion of Seller; (2) all of Seller’s rights in and to customer information, customer lists, and candidate/prospect lists; (3) all telephone numbers, fax numbers, telephone directory advertising, web sites, domain names, domain leases, social media accounts, and e-mail addresses used or held for use in the Business, all as identified on Schedule 2.1(g); (4) all of Seller’s other proprietary information, including trade secrets, know-how, product designs and specifications, operating data and other information pertaining to the Business; and (5) the goodwill associated with the Business;

(h) all Permits necessary for or incident to the operation of the Business, to the extent assignable;

(i) all of Seller’s business and operational records relating to the Business, including employee records (to the extent permitted under applicable Law), office and sales records, blueprints, marketing strategies, business plans, studies and inventory lists and records (but expressly excluding Seller’s capital stock records, corporate minute books, bank account records and Tax Returns); and

(j) all other assets of Seller, not described above, which are either (1) reflected on the Financial Statements and not disposed of by Seller in the Ordinary Course of Business between the Balance Sheet Date and the Closing Date, or (2) acquired by Seller in the Ordinary Course of Business between the Balance Sheet Date and the Closing Date.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the “Purchased Assets” shall not include, and Buyer shall not acquire hereunder (collectively, the “Excluded Assets”): (i) any of the shares of the capital stock of Seller, (ii) any Employee Benefit Plan, or any interest therein or right thereunder (including, without limitation, any assets of any Employee Benefit Plans), (iii) Seller’s stock records, company minute books, bank account records and Tax Returns, (iv) Seller’s cash, cash-equivalents and securities (including, but not limited to, Seller’s security deposits, whether related to the Leased Real Property or otherwise, and refunds), or (v) the assets identified on Schedule 2.2.

2.3 Use of Seller’s Name and Phone Numbers. In furtherance of the purchase and sale of the Purchased Assets hereunder, within two (2) business days from the Closing Date, Seller and Shareholders shall cause Seller’s corporate name to be changed to a name completely dissimilar to “TTE Laboratories, Inc.”, and thereafter shall not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith, or any other trade name or assumed name listed in Schedule 2.1(g). Promptly after the Closing, Seller shall discontinue use of its existing business telephone numbers and shall take all reasonable action (at no cost to Seller) and sign all documents as may be reasonably necessary to make such telephone numbers available for use by Buyer.

2.4 Purchase Price. Subject to the provisions of this Agreement (including, without limitation, the adjustments set forth in Section 2.6), the total purchase price for the Purchased Assets and the Restrictive Covenant Agreement shall be $12,300,000 (the “Purchase Price”). The Purchase Price shall be allocated among the Purchased Assets and to the Restrictive Covenant Agreement in the manner described in Schedule 2.4, subject to modification based on adjustments to the Purchase Price pursuant to Section 2.6 or as otherwise agreed upon in writing by Buyer and Seller (the “Purchase Price Allocation”). The Purchase Price shall be payable to Seller and Shareholders in accordance with the provisions of Section 2.5. At the Closing, the Parties shall execute a funds flow memorandum and closing statement in a form acceptable to the Parties (the “Closing Statement”) that sets forth the calculation of the Closing Cash Payment pursuant to Section 2.5(a). The Purchase Price Allocation is intended to comply with the requirements of Section 1060 of the Code. Seller and Buyer shall file Form 8594 with their respective Tax Returns consistent with such Purchase Price Allocation. Buyer and Seller shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local Taxes, including the calculation of gain, loss and basis with reference to the Purchase Price Allocation. Buyer and Seller shall not take any action or position inconsistent with the obligations set forth in this Section 2.4, except as may otherwise be required by applicable Law.

2.5 Payment of Purchase Price. Subject to the adjustment described in Section 2.6 and all of the terms and conditions of this Agreement, at the Closing:

(a) Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount (the “Closing Cash Payment”) equal to (i) the Estimated Adjusted Purchase Price, (ii) less the Escrow Amount, (iii) less the Restricted Covenant Payment, (iv) less the Indebtedness Repayment Amount; (v) less the MFA Fee.

(b) Buyer shall pay to Shareholders the aggregate sum of $100,000 (collectively, the “Restrictive Covenant Payment”), by wire transfer of immediately available funds to an account or accounts designated in writing by Shareholders, in consideration for each Shareholder’s execution and delivery of the Restrictive Covenant Agreement, which Restrictive Covenant Payment shall be allocated between Shareholders based on their respective Pro Rata Shares or as otherwise agreed upon by Shareholders;

(c) Buyer shall pay the Indebtedness Repayment Amount in accordance with Section 2.8;

(d) Buyer shall pay the Escrow Amount to the Escrow Agent in accordance with Section 2.7;

(e) Buyer shall pay the MFA Fee in accordance with Section 2.9.

2.6 Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment in accordance with the following procedures:

(a) Prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate of the Closing Date Working Capital, which shall be determined in accordance with GAAP and in accordance with the sample calculation set forth in Schedule 2.6 (the “Estimated Closing Date Working Capital”) and which the Parties shall use for purposes of determining the Estimated Adjusted Purchase Price. Seller shall include with such estimate, statements setting forth in detail the Purchased Assets (including, without limitation, an itemized list of Accounts Receivable, with aging schedule, and prepaid expenses) and the Assumed Liabilities included in its calculation of the Estimated Closing Date Working Capital. The Estimated Closing Date Working Capital shall be adjusted as necessary on the Closing Date to reflect any adjustments reasonably requested by Buyer and satisfactory to Seller in its reasonable discretion.

(b) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller the calculation of the Closing Date Working Capital. The calculation of Closing Date Working Capital shall be prepared in accordance with GAAP and in accordance with the sample calculation set forth in Schedule 2.6. Buyer’s calculation of the Closing Date Working Capital shall be final and binding on the Parties for purposes of this Section 2.6 unless, within ten (10) business days after delivery thereof to Seller, Seller delivers to Buyer a written notice of dispute specifying in reasonable detail the items in dispute. After delivery of such a dispute notice, Seller and Buyer shall promptly negotiate in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Date Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculation delivered pursuant to this Section 2.6(b) nor more than the amount thereof shown in Seller’s calculation of the Estimated Closing Date Working Capital delivered pursuant to Section 2.6(a). If, during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause an independent certified public accounting firm mutually acceptable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Date Working Capital. In making such calculation, the Accounting Referee shall consider only those still unresolved items or amounts in Buyer’s calculation of Closing Date Working Capital as to which Seller has duly objected in accordance with this Section 2.6(b). The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer. The cost of such review and report shall be borne by the Party whose determination of the Closing Date Working Capital (as set forth in the statement submitted by Buyer pursuant to Section 2.6(a) or in Seller’s notice of disagreement delivered in accordance with this Section 2.6(b)) was furthest from the determination of the Final Closing Date Working Capital determined by the Accounting Referee, or equally if the determination of the Final Closing Date Working Capital by the Accounting Referee is equidistant between the determinations of Buyer and Seller. The Closing Date Working Capital finally determined under this Section 2.6(b) shall be referred to as the “Final Closing Date Working Capital”.

(c) The Purchase Price shall be subject to adjustment, upwards or downwards, based on the Final Closing Date Working Capital, as follows:

(i) If the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price, then Seller and Shareholders, jointly, shall pay to Buyer the amount of such deficiency pursuant to the provisions of Section 2.6(c)(iii) (or authorize Buyer in writing to receive payment of such amount from the Escrow Amount in accordance with Section 6.6). If Seller and Shareholders fail to pay when due the amount due from them pursuant to this Section then, in addition to any other rights and remedies available to Buyer (and notwithstanding any failure by Seller and Shareholders to authorize such payment as provided above), Buyer shall have the right to receive payment of such amount from the Escrow Amount, subject to and in accordance with the terms of Section 6.6.

(ii) If the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, then Buyer shall pay to Seller an amount equal to such excess, pursuant to the provisions of Section 2.6(c)(iii).

(iii) Payments in respect of this Section 2.6(c) shall be made within ten (10) business days of the final determination of the Final Closing Date Working Capital pursuant to the provisions of this Section 2.6 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Party entitled to such payment at least two (2) business days prior to such payment date. Any reduction or increase in the Purchase Price made pursuant to this Section 2.6 shall be treated by the Parties as an adjustment to the Purchase Price for income tax purposes, and the Parties shall adjust the allocation of the Purchase Price as necessary to reflect such adjustment.

2.7 Escrow. At the Closing, Buyer shall pay to the Escrow Agent the sum of $1,230,000 (the “Escrow Amount”). The Escrow Agent shall hold the Escrow Amount pursuant to an escrow agreement among Buyer, Seller and the Escrow Agent in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), during the Escrow Period (or as otherwise set forth in this Agreement or the Escrow Agreement), as security for the obligations of Seller and Shareholders pursuant to Section 2.6, Section 6.2 and Section 8.9. Upon termination of the Escrow Period, the balance of the Escrow Amount, if any, remaining in escrow shall be distributed to Seller, subject to and in accordance with the terms of the Escrow Agreement and this Agreement including, without limitation, Section 6.6.

2.8 Repayment of Indebtedness. Seller hereby authorizes and directs Buyer to pay at the Closing, on Seller’s behalf, the outstanding Liabilities of Seller as of the Closing Date that are secured by any Encumbrances on the Purchased Assets as set forth on Schedule 2.8 (the “Closing Date Indebtedness”). Seller has delivered to Buyer (a) payoff statements indicating the full payoff amounts (including principal, interest, prepayment penalties or fees, and all other charges due or payable in connection with the payoff of the Closing Date Indebtedness) of the Closing Date Indebtedness (collectively, the “Indebtedness Repayment Amount”) and (b) wire instructions for the repayment of the Indebtedness Repayment Amount. At the Closing, Buyer shall pay or cause to be paid to the holders of the Closing Date Indebtedness, in accordance with the payoff statements and wire instructions so provided by Seller, the Indebtedness Repayment Amount, and Buyer’s payment of the Indebtedness Repayment Amount shall be treated as payment of the Purchase Price payable to Seller pursuant to this Agreement, to the full extent of the Indebtedness Repayment Amount so paid by Buyer.

2.9 Payment of Transaction Expenses. Seller hereby authorizes and directs Buyer to pay at the Closing, on Seller’s behalf, the outstanding Liabilities of Seller as of the Closing Date to MFA Securities, LLC (“MFA Securities”) relating to the transactions contemplated by this Agreement (the “MFA Fee”). Seller has delivered to Buyer an invoice from MFA Securities setting forth the MFA Fee and including wire instructions for the payment of the MFA Fee. At the Closing, Buyer shall pay or cause to be paid to MFA Securities, on Seller’s behalf and in accordance with the wire instructions so provided by Seller, the MFA Fee, and Buyer’s payment of the MFA Fee shall be treated as payment of the Purchase Price payable to Seller pursuant to this Agreement, to the full extent of the MFA Fee so paid by Buyer.

ARTICLE III
LIABILITIES AND CONTRACTS

3.1 No Assumption of Liabilities or Contracts. It is expressly understood and agreed that Buyer does not assume nor shall it be liable for any Liability other than the Assumed Liabilities that Buyer expressly assumes under Section 3.2. Seller shall pay or make adequate provision for the payment of all of the Liabilities of every kind and nature other than the Assumed Liabilities, and Seller and Shareholders shall jointly indemnify Buyer, as provided by Section 6.2, with respect to all such Liabilities other than the Assumed Liabilities.

3.2 Liabilities Assumed. Subject to all of the terms and conditions of this Agreement, at the Closing Buyer shall assume and become responsible to perform and discharge when due, to the extent the same have not been performed or discharged by Seller prior to the Closing, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) any trade account payable (other than a trade account payable to any Affiliate of Seller or either Shareholder) incurred by Seller in the Ordinary Course of Business that (i) remains unpaid at the Closing Date and (ii) is set forth in a schedule provided with Seller’s calculation of the Estimated Closing Date Working Capital pursuant to Section 2.6(a); and

(b) the Liabilities arising after the Closing Date under the Assigned Contracts, but only to the extent that such Liabilities do not relate to any breach, default or violation by Seller of the Assigned Contracts on or before the Closing Date.

Upon assumption by Buyer of the Assigned Contracts at Closing, Buyer shall be entitled to all of Seller’s rights and benefits thereunder and shall relieve Seller of its obligations to perform the same; provided, however, that nothing herein contained shall relieve Seller of its obligations or Liabilities arising thereunder or in connection therewith prior to such assumption by Buyer at the Closing. Buyer shall indemnify Seller, as provided by Section 6.3, with respect to all of the Assumed Liabilities from and after the Closing Date.

ARTICLE IV
SELLER’S AND SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES

Seller and Shareholders jointly represent and warrant to Buyer, as of the Closing Date, as follows:

4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. Seller has all necessary corporate power and authority to own, use and transfer its properties and assets and to transact the Business as now being conducted. Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller has no subsidiaries. Schedule 4.1 includes a list of all of the holders of the outstanding capital stock of Seller, and the number of shares held by each such holder.

4.2 Authority for Transaction. Seller’s execution and delivery of this Agreement and all other Transaction Documents to which it is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby, have all been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement and all other Transaction Documents to which Seller is a party are valid and binding upon Seller in accordance with their respective terms. Each Shareholder has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which such Shareholder is a party, to comply with the provisions hereof and thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which each Shareholder is a party are valid and binding upon such Shareholder in accordance with their respective terms.

4.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document by Seller or either Shareholder, nor compliance by Seller or either Shareholder with the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will:

(a) conflict with or result in a breach of any provision of Seller’s articles of organization or bylaws;

(b) except as set forth in Schedule 4.3, result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Seller or either Shareholder is a party or by which they or any of their respective properties or assets may be bound;

(c) violate any Governmental Order or Law applicable to Seller or any of its properties or assets; or

(d) require any consent, waiver or approval by, notice to or filing with any Person, except for such consents, waivers, approvals, notices or filings set forth in Schedule 4.3, all of which have been obtained, given or made.

4.4 Financial Statements. Seller has heretofore delivered to Buyer a true, correct and complete copy of the following (collectively, the “Financial Statements”): (i) the unaudited balance sheets and related statements of income for Seller for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, respectively; and (ii) the unaudited balance sheet of Seller as of the Balance Sheet Date, and related unaudited statement of income for the 12-month period then ended. The Financial Statements are in accordance with the books of account and records of Seller and, except as provided in Schedule 4.4, have been prepared in accordance with GAAP, except that the Financial Statements may be subject to normal audit adjustments, none of which adjustments are expected to be material. The Financial Statements fairly and in all material respects present (i) Seller’s financial position as at the dates thereof and the results of Seller’s operations, (ii) changes in Seller’s financial position and (iii) other information of Seller included therein for the periods or as at the dates therein set forth.

4.5 No Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually in excess of $10,000 or in the aggregate in excess of $50,000.

4.6 Absence of Certain Changes. Except as disclosed in Schedule 4.6, since December 31, 2018, (a) Seller has conducted the Business only in the Ordinary Course of Business, (b) there has not been any material adverse change in the condition (financial or otherwise), assets, Liabilities or Business of Seller, or any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its properties or the Business, and (c) Seller has not experienced any other change in the Business resulting in or which could have an Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.6, since December 31, 2018, Seller has not (a) issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities, (b) incurred or discharged any Liabilities, except Liabilities incurred or discharged in the Ordinary Course of Business, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business, (d) (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of Seller, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Employee Benefit Plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation and reimbursement for reasonable expenses in the Ordinary Course of Business, or (iv) adopted, amended or terminated any employee benefit plan (including any Employee Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law, (e) suffered any change or, to the Knowledge of Seller and Shareholders, received any threat of any change in any of its relations with, or any loss or, to the Knowledge of Seller and Shareholders, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or failed to keep in effect any rights in, to or for the use of any Permit material to the Business, (g) changed any method of keeping of its books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Business with a value in excess of $25,000, except inventory sold in the Ordinary Course of Business, (j) entered into any transaction or Contract outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director or other Affiliate of Seller, (k) made or authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $50,000 in the aggregate which would constitute an Assumed Liability, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of Seller, (o) made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Liability for Taxes with any Governmental Authority, (p) waived or released any material right or claim of Seller or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to Seller or its Business, or (q) instituted any material change in its conduct of the Business or any material change in Seller’s accounting practices or methods of cash management.

4.7 Title. Seller has, and shall transfer to Buyer at the Closing, good title to each item comprising the Purchased Assets, free and clear of all Encumbrances.

4.8 Compliance with Laws; Permits.

(a) Since January 1, 2017, Seller has complied, and Seller is now complying, with all Laws applicable to ownership and use of the Purchased Assets or the operation of the Business and, to the Knowledge of Seller and Shareholders, there is no basis for any Action arising out of or in connection therewith. Seller has not received any notice of any violation of any Law, and Seller is not party to any settlement agreement or consent decree with continuing obligations or restrictions on Seller. Each item comprising the Purchased Assets and the current uses thereof conform in all material respects to all applicable Laws.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.8(b) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.8(b).

(c) Without limiting the generality of Section 4.8(a), since January 1, 2017, none of Seller, Shareholders or, to the Knowledge of Seller and Shareholders, anyone acting on Seller’s behalf has: (i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value; in each case, to any Government Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person; for the purpose of (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, (y) inducing such Government Official or such person or entity to use his, her or its influence or position with any Governmental Authority or other person or entity to influence any act or decision, or (z) in order to obtain or retain business for, direct business to, or secure an improper advantage for, Seller.

4.9 Condition and Sufficiency of Purchased Assets. Each material item of tangible property included in the Purchased Assets is in good condition and repair, ordinary wear and tear excepted, and except as set forth on Schedule 4.9, none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for the Excluded Assets, the Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, used to operate the Business in the manner presently operated by Seller, and (ii) include all of the operating assets of Seller. None of the assets used or useful in the operation of the Business are owned by either Shareholder.

4.10 Privacy Laws and Data Protection. Since January 1, 2017, to the Knowledge of Seller and Shareholders, Seller has complied, and Seller is now complying, with all applicable Privacy Laws. There are no restrictions on the collection, use, disclosure and retention of Personal Information by Seller except as provided by Privacy Laws. With respect to the Business, Seller has established, implemented, updated, maintained and enforced such policies, programs, procedures, contracts and systems with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all Personal Information as are consistent and compliant in all material respects with accepted industry practice and standards typical for companies of comparable size to Seller that conduct businesses similar to the Business. Seller and Shareholders do not have any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Personal Information; or (ii) breach or violation of any of Seller’s policies, programs, procedures, contracts and systems described in this Section 4.10.

4.11 Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the performance of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Seller that, to the Knowledge of Seller, are not subject to any claims of set-off or other defenses or counterclaims or disputes, other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to the reserve for bad debts, if any, shown on the Financial Statements or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing.

4.12 Inventory. All of the Inventory (i) consists of inventories of the kind, quality and quantity regularly and currently used in the Business, and (ii) is in good and saleable condition.

4.13 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (A) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (B) copyrights, including all applications and registrations related to the foregoing; (C) trade secrets and confidential know-how; (D) patents and patent applications; (E) websites, internet domain name registrations, and social media accounts; and (F) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Schedule 2.1(g) lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller is the sole and exclusive legal and beneficial owner of all of the Purchased IP, free and clear of all Encumbrances, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted. Schedule 4.13(b) sets forth a true and complete list of all Intellectual Property licensed to Seller and the license or agreement pursuant to which Seller obtained a license to such Intellectual Property, other than any shrink-wrap, click-wrap or similar licenses provided in connection with off-the-shelf or pre-loaded software or online services.

(c) Except as set forth on Schedule 4.13(c): (a) Seller owns or possesses adequate licenses or other valid rights to use all Intellectual Property used in the conduct of the Business; (b) to the Knowledge of Seller and Shareholders, the conduct of the Business of Seller does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person; (c) neither Seller nor either Shareholder has received any notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license); (d) there is no agreement or other contractual restriction affecting the use by Seller of any of the Purchased IP; and (e) to the Knowledge of Seller and Shareholders, there has been no infringement, dilution, misappropriation or other violation of any of the Purchased IP by any Person.

(d) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of Seller and Shareholders, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any of the Purchased IP or Seller’s rights with respect to any Purchased IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Purchased IP. Seller is not subject to any outstanding or, to the Knowledge of Seller and Shareholders, prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Purchased IP or restrict the licensing thereof to any Person.

(e) None of the past or present employees, officers, directors or shareholders of Seller has any rights in any of the Purchased IP or in any inventions, whether or not patented, which have been or are used by Seller in the Business or which pertain to the Business.

(f) The Intellectual Property (including the Purchased IP) owned and licensed by Seller and included in the Purchased Assets is sufficient to enable Buyer to conduct the Business after the Closing in the manner in which the Business has been conducted by Seller prior to the Closing.

(g) The information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used by Seller in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. Seller has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. Seller has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of Seller. Seller has taken commercially reasonable measures to maintain the confidentiality and value of all of its trade secrets.

4.14 Assigned Contracts. Each of the Assigned Contracts is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Schedule 4.3, is fully assignable to and assumable by Buyer, so that immediately after the Closing, Buyer will be entitled to the full benefits thereof. None of Seller or, to the Knowledge of Seller and Shareholders, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To the Knowledge of Seller and Shareholders, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Seller has made available to Buyer complete and correct copies of each Assigned Contract. There are no disputes pending or, to the Knowledge of Seller and Shareholders, threatened under any Assigned Contract.

4.15 Other Contracts. Other than the Assigned Contracts, Seller is not a party to, or otherwise bound by, any Contract or other instrument which is material or necessary to the ownership of the Purchased Assets or the operation of the Business or which is adverse, or otherwise harmful, to any of the Purchased Assets or the Business.

4.16 Legal Proceedings. There are no Actions pending or, to the Knowledge of Seller and Shareholders, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Schedule 4.16, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.17 Tax Matters. Except as set forth on Schedule 4.17, Seller has filed all federal, state, county and local Tax Returns which are required to be filed prior to the date of this Agreement and has paid or has reserved for the payment of all Taxes which have become due and payable. All such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid. No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of Seller. No examination or audit of any Tax Return is currently in progress and no Governmental Authority is asserting, or, to the Knowledge of Seller and Shareholders, has threatened in writing to assert, against Seller any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. All amounts required to be withheld by Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

4.18 Insurance. Schedule 4.18 contains (a) a list and general description of all fire, theft, casualty, liability, life, hospitalization, medical reimbursement and other insurance coverage insuring the Purchased Assets, Seller and its personnel and Business operations specifying, with respect to each, the risk insured against, the limits of coverage, the deductible amount (if any), and the premium rate; and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2018. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has provided to Buyer true and complete copies of the insurance policies identified on Schedule 4.18.

4.19 Labor Relations and Employment Issues.

(a) Seller has made available to Buyer a true, correct and complete list setting forth the names, date of hire, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively), the amount of accrued but unused vacation time (or other paid-time off) as of the date of this Agreement, and work location of all current employees of Seller. Seller has made available to Buyer a true, correct and complete list setting forth the names of all employees of Seller currently on short-term or long-term disability leave, workers’ compensation leave, leave under the Family Medical Leave Act, and any other leave.

(b) Except as set forth in Schedule 4.19, (1) Seller has not entered into any collective bargaining agreement or other Contract with any employee, union, labor organization or other employee representative or group of employees and, to the Knowledge of Seller and Shareholders, no such organization or Person has made or is making any attempt to organize or represent employees of Seller; (2) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or employee of Seller and, to the Knowledge of Seller and Shareholders, there is no basis for any such grievance or arbitration; (3) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or administrative law judge thereof, against Seller or any agent, representative or employee of Seller and, to the Knowledge of Seller and Shareholders, there is no basis for any such unfair labor practice charge; and (4) there is not pending or, to the Knowledge of Seller and Shareholders, threatened with respect to Seller or its employees any labor dispute, strike or work stoppage.

(c) Without limiting the generality of Section 4.8, except as set forth on Schedule 4.19, Seller is and for the past five (5) years has been in compliance with all applicable Laws, standards, internal policies, and Contracts relating to employment and employment practices, the payment and withholding of Taxes and other similar obligations, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination, classification of “exempt” employees (within the meaning of the Fair Labor Standards Act of 1938, as amended), classification of independent contractors, withholding of Taxes, pay equity, workers’ compensation, family and medical leave, immigration and work authorization, and occupational safety and health requirements, and Seller has not received any notice of any violation of any such Law, standard, policy or Contract.

(d) Except as set forth in Schedule 4.19, no current or former employee of Seller is owed by Seller overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year), or any amount arising from any violation of any Law, or Contract relating to the payment of wages, fringe benefits, wage supplements or hours of work.

(e) Except as set forth on Schedule 4.19, Seller has properly classified all employees, leased employees, consultants, independent contractors and all other Persons providing services to Seller for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Employee Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to Seller. Except as set forth on Schedule 4.19, Seller has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

4.20 Employee Benefits.

(a) Schedule 4.20 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Seller or any ERISA Affiliate, has within the past five (5) years sponsored, or maintained, or to which contributions are made or have ever been made, or for which obligations have been incurred, for the benefit of employees or former employees of Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate could have any Liability including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity incentive, phantom equity, pension, retirement, retainer, compensation, consulting, severance, retention, indemnification, welfare, Code 125, or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, whether written or unwritten, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 4.20 are referred to herein as “Employee Benefit Plans.” Schedule 4.20 identifies whether any Employee Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) is (i) unfunded, (ii) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

(b) None of the Employee Benefit Plans is, and neither Seller nor any ERISA Affiliate has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Seller has delivered to Buyer copies of all documents and summary plan descriptions of the Employee Benefit Plans or summary descriptions of any such Employee Benefit Plan not otherwise in writing, which documents and descriptions are true, correct and complete in all respects. Seller has delivered to Buyer true, correct and complete copies of the most recent determination letters, advisory letters and opinion letters and the Forms 5500 filed in the most recent three (3) plan years with respect to any Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants. Seller has delivered to Buyer summaries of material modifications distributed since the most recent summary plan description and material communications distributed within the last year to the participants of each Employee Benefit Plan.

(d) Except as set forth on Schedule 4.20, each Employee Benefit Plan (and any related trust agreement, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and any applicable collective bargaining agreement, and each Employee Benefit Plan, Seller and each ERISA Affiliate, is in compliance with the applicable provisions of ERISA, the Code and all Laws applicable thereto. Seller has not incurred and could not reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. To the Knowledge of Seller and Shareholders, none of Seller, any ERISA Affiliate, nor any Employee Benefit Plan fiduciary has, with respect to the Employee Benefit Plans, engaged in a breach of fiduciary duty or a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

(e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller and Shareholders, threatened with respect to any Employee Benefit Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority with respect to any Employee Benefit Plan. To the Knowledge of Seller and Shareholders, there are no facts which could give rise to any Liability in the event of any such Action, audit, review, or other proceeding.

(f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the Internal Revenue Service that such Employee Benefit Plan is qualified under Section 401(a) of the Code. To the Knowledge of Seller and Shareholders, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of all statutory or regulatory changes requiring amendments for which the deadline for amendment has passed. To the Knowledge of Seller and Shareholders, no event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

(g) No Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any person or any dependent or beneficiary of any person after such person’s retirement or other termination of employment except as may be required by COBRA or applicable state Law, and there has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits.

(h) To the Knowledge of Seller and Shareholders, no condition exists as a result of which Seller or any ERISA Affiliate would have any Liability, whether absolute or contingent, including any obligations under the Employee Benefit Plans, with respect to any misclassification of a Person performing services for Seller or an ERISA Affiliate as an independent contractor or the employee of another entity rather than as an employee of Seller or an ERISA Affiliate.

(i) Seller is not, and has not ever been, an “applicable large employer member” as determined under section 4980H of the Code and its implementing regulations.

(j) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any individual to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting (other than vesting required due to the termination of tax-qualified retirement plans, which shall not require an additional contribution to such plans), or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(k) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code, and since January 1, 2009 has been in documentary compliance with the applicable provisions of Section 409A of the Code; and neither Seller nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of an Employee Benefit Plan to comply with Section 409A of the Code. With respect to each Employee Benefit Plan, neither Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

4.21 Environmental Matters. Seller is in compliance in all material respects with all applicable Environmental Laws. Neither Seller nor either Shareholder has received any notice of any violation of Environmental Laws. Seller has not used the Leased Real Property in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of, any Hazardous Substances. Neither Seller nor any of its employees or agents, has ever disposed of liquid, solid or semi-solid Hazardous Substances on the Leased Real Property or on any other premises on which the Business is or was conducted. To the Knowledge of Seller and Shareholders, (i) no portion of the Leased Real Property or any other premises on which the Business is conducted contains, or has been used in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of, any Hazardous Substances; and (ii) there has been no contamination, whether of soil, groundwater or otherwise, on, in, under or about the Leased Real Property or such other premises.

4.22 Real Property.

(a) Except for its interest in the Leased Real Property, Seller does not own any right, title or interest in any real property nor has Seller ever owned any real property.

(b) Schedule 4.22 contains a list of all of the real property leased (or otherwise used) by Seller in connection with the Business (collectively, the “Leased Real Property”), and identifies each Contract under which such real property is leased (the “Existing Leases”). Seller has delivered to Buyer true, correct and complete copies of the Existing Leases, including all amendments, modifications, notices or memoranda of lease thereto.

(c) With respect to each parcel of the Leased Real Property, except as set forth in Schedule 4.22, (i) the buildings and improvements (including, without limitation, the roof, the walls and all plumbing, wiring, electrical, heating, air conditioning, fire protection and other systems, as well as all paved areas, included therein or located thereat) are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs; (ii) Seller has received all approvals of all Governmental Authorities (including Permits) required in connection with Seller’s use and operation of the Leased Real Property, and Seller has operated and maintained the Leased Real Property in accordance with all applicable Laws; (iii) there are no Contracts granting to any person or entity (other than Seller) the right of use or occupancy of any portion of the Leased Real Property, and there are no Persons (other than Seller) in possession of any of the Leased Real Property, excepting Leased Real Property that is shared or multi-tenant property; and (iv) there are no outstanding options or rights of first refusal or similar rights to purchase any of the Leased Real Property or any portion thereof or interest therein. To the Knowledge of Seller and Shareholders, no event or condition currently exists which would create a legal or other impediment to the use of any of the Leased Real Property as currently used, or would increase the additional charges or other sums payable by the tenant under any Existing Lease (including, without limitation, any pending Tax reassessment or other special assessment affecting the Leased Real Property). Neither Seller nor either Shareholder has received notice from any Governmental Authority of any violations of any Law affecting any portion of the Leased Real Property. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.23 Product and Service Warranties. Except for warranties under applicable Law (if any) and except as set forth on Schedule 4.23, (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Business, and (b) there are no pending or, to the Knowledge of Seller and Shareholders, threatened claims or Liabilities with respect to any such warranties. All certifications that Seller has issued to its customers with respect to calibration and testing services performed by Seller are true and correct in all material respects, and Seller has performed for such customers all calibration and testing services set forth in all such certifications.

4.24 Relationship with Customers and Suppliers. Seller has delivered to Buyer a true, correct and complete list of each customer of Seller to whom Seller sold products or services during the years ended December 31, 2017, December 31, 2018, and December 31, 2019, and the current year, together with, in each case, the amount billed during such periods (each, a “Customer”). Neither Seller nor either Shareholder has received notice from any Customer that such Customer is canceling or otherwise materially reducing its usage or purchase of the products and services of Seller. Seller and Shareholders have no grounds to believe that any Customer will cancel or otherwise materially reduce its usage or purchase of the products and services of the Business following the Closing. Except as set forth on Schedule 4.24, to the Knowledge of Seller and Shareholders, no current supplier to Seller of items material to the conduct of the Business has threatened to terminate or change the terms of its business relationship with Seller for any reason.

4.25 Officers, Directors and Shareholders. Except as set forth on Schedule 4.25, Seller does not have any business relationship, whether under any Contract or otherwise, with any Person who is an officer, director or shareholder of Seller, or any of their respective spouses, children or Affiliates, other than employment relationships in the Ordinary Course of Business. Except as set forth on Schedule 4.25, no officer, director or shareholder of Seller, nor any spouse, child or Affiliate thereof, has any interest in any competitor, supplier or customer of Seller, except for immaterial interests in publicly held companies.

4.26 Brokers and Finders. Except as set forth on Schedule 4.26, none of Seller, Shareholders or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

4.27 Material Misstatements or Omissions. No representation or warranty of Seller or Shareholders made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Buyer by or on behalf of Seller or Shareholders pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller and Shareholders, as of the Closing Date, as follows:

5.1 Organization, Standing and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Ohio. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party, to comply with the provisions hereof and thereof and to consummate the transactions contemplated hereby and thereby.

5.2 Authority for Transaction. Buyer’s execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement and each other Transaction Document to which Buyer is a party is valid and binding upon Buyer in accordance with their respective terms.

5.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor compliance by Buyer with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(a) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or code of regulations;

(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound;

(c) violate any Governmental Order or Law applicable to Buyer or any of its properties or assets; or

(d) require any consent, waiver or approval by, notice to or filing with any Person, except for such consents, waivers, approvals, notices or filings set forth in Schedule 5.3, all of have been obtained, given or made.

5.4 Legal Proceedings. There is no investigation or review pending (or, to the Knowledge of Buyer, threatened) by any Governmental Authority with respect to Buyer or any of its Subsidiaries which would reasonably be expected to have an adverse effect on Buyer’s ability to consummate the transactions contemplated hereunder. There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its assets which, if adversely determined, would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

5.5 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

5.6 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be Solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7 Financial Capacity. Buyer has adequate cash and other sources of liquidity available to permit Buyer to make the payments to Seller as described in this Agreement on the dates and in the amounts described herein.

5.8 Material Misstatements or Omissions. No representation or warranty of Buyer made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Seller or Shareholders by or on behalf of Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

6.1 Survival or Representations, Warranties and Covenants. Subject to the provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date; provided, however, that the representations and warranties in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority for Transaction), Section 4.7 (Title), Section 4.26 (Brokers and Finders), Section 5.1 (Organization, Standing and Power), Section 5.2 (Authority for Transaction), Section 5.5 (Brokers and Finders) and Section 5.6 (Solvency) (collectively, the “Fundamental Representations”), and the representations and warranties in Section 4.17 (Tax Matters), Section 4.20 (Employee Benefits), Section 4.21 (Environmental Matters) (collectively, the “Special Representations”), shall survive as hereafter provided. The Special Representations shall survive the Closing and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. The Fundamental Representations shall survive the Closing indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

6.2 Indemnification by Seller and Shareholders. Subject to all of the terms and conditions of this Agreement including, without limitation, Section 6.4, Seller and each Shareholder jointly agree to defend, indemnify and hold harmless each of Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party arising out of, based upon, in connection with or as a result of:

(a) any Liability, other than the Assumed Liabilities;

(b) any breach of any representation or warranty of Seller or either Shareholder made in this Agreement or any other Transaction Document;

(c) any breach or nonfulfillment of any covenant or agreement of Seller or either Shareholder made in this Agreement or in any other Transaction Document;

(d) any Excluded Asset;

(e) any arrangements or agreements made or alleged to have been made by Seller or either Shareholder with any broker, finder or other agent in connection with the transactions contemplated by this Agreement;

(f) any failure by Seller to comply with the Massachusetts Equal Pay Act; or

(g) any matter described on Schedule 4.16.

6.3 Indemnification by Buyer. Subject to all of the terms and conditions of this Agreement including, without limitation, Section 6.4, Buyer shall be responsible for, and hereby agrees to defend, indemnify and hold harmless Seller and Shareholders and their respective Representatives, successors and assigns (collectively, “Seller Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any Seller Indemnified Party arising out of, based upon, in connection with or as a result of:

(a) any Assumed Liability;

(b) any breach of any representation or warranty of Buyer made in this Agreement or any other Transaction Document;

(c) any breach or nonfulfillment of any covenant or agreement of Buyer made in this Agreement or any other Transaction Document;

(d) any arrangements or agreements made or alleged to have been made by Buyer with any broker, finder or other agent in connection with the transactions contemplated by this Agreement; or

(e) Buyer’s ownership of the Purchased Assets or operation of the Business after the Closing; provided that there shall be no indemnification under this Section 6.3 for any Losses against which Buyer is entitled to indemnification pursuant to Section 6.2.

6.4 Limitations.

(a) The obligation of Seller and Shareholders to indemnify Buyer Indemnified Parties under Section 6.2(b) shall expire, with respect to any representation or warranty, on the date on which the survival of such representation or warranty shall expire in accordance with Section 6.1, except with respect to any Notice of Claim which any Buyer Indemnified Parties have delivered to Seller and Shareholders prior to such date, in which case the obligation of Seller and Shareholders to indemnify Buyer Indemnified Parties shall continue until any Losses payable to Buyer Indemnified Parties with respect to such Notice of Claim are finally determined. Notwithstanding anything in this Agreement to the contrary, any claims based on any facts or circumstances which constitute Fraud by Seller or either Shareholder shall not be subject to the time limitations set forth in this Section.

(b) The obligation of Buyer to indemnify Seller Indemnified Parties under Section 6.3(b) shall expire, with respect to any representation or warranty, on the date on which the survival of such representation or warranty shall expire in accordance with Section 6.1, except with respect to any Notice of Claim which any Seller Indemnified Parties have delivered to Buyer prior to such date, in which case the obligation Buyer to indemnify Seller Indemnified Parties shall continue until any Losses payable to Seller Indemnified Parties with respect to such Notice of Claim are finally determined. Notwithstanding anything in this Agreement to the contrary, any claims based on any facts or circumstances which constitute Fraud by Buyer shall not be subject to the time limitations set forth in this Section.

(c) The maximum aggregate amount of all Losses for which Seller and Shareholders shall be liable pursuant to Section 6.2(b) related to all representations and warranties other than Fundamental Representations and the Special Representations shall not exceed an amount equal to $1,230,000 (the “General Cap”); provided, however, that the maximum aggregate amount of all Losses for which an individual Shareholder shall be liable pursuant to Section 6.2(b) related to all representations and warranties other than Fundamental Representations and the Special Representations shall not exceed an amount equal to the product of the General Cap multiplied by such Shareholder’s Pro Rata Share. The maximum aggregate amount of all Losses for which Seller and Shareholders shall be liable pursuant to Section 6.2(b) related to Fundamental Representations shall not exceed the Purchase Price (the “Fundamental Cap”); provided, however, that the maximum aggregate amount of all Losses for which an individual Shareholder shall be liable pursuant to Section 6.2(b) related to Fundamental Representations shall not exceed an amount equal to the product of the Fundamental Cap multiplied by such Shareholder’s Pro Rata Share. The maximum aggregate amount of all Losses for which Seller and Shareholders shall be liable pursuant to Section 6.2(b) related to Special Representations shall not exceed an amount equal to $6,150,000 (the “Special Cap”); provided, however, that the maximum aggregate amount of all Losses for which an individual Shareholder shall be liable pursuant to Section 6.2(b) related to Special Representations shall not exceed an amount equal to the product of the Special Cap multiplied by such Shareholder’s Pro Rata Share. The General Cap, the Fundamental Cap, the Special Cap, and the limitations set forth in this Section 6.2(b) shall not apply to any Losses resulting from Fraud by Seller or either Shareholder.

(d) Notwithstanding the provisions of Section 6.2(b), Seller and Shareholders shall not be obligated to provide any indemnification for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 6.2(b) unless the aggregate amount of Losses incurred by Buyer Indemnified Parties with respect to such breaches of representations and warranties exceeds $100,000 (the “Threshold”), in which case Seller and Shareholders will be liable for the full amount of such Losses, including amounts below the Threshold (subject to the limitations in Section 6.4(c)). The Threshold and the limitations set forth in this Section 6.4(d) shall not apply to any Losses resulting from (1) a breach of a Fundamental Representation or a Special Representation, or (2) Fraud by Seller or either Shareholder.

6.5 Indemnification Claim Procedures.

(a) If any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Losses for which it is entitled to indemnification under this Article VI, such Indemnified Party shall deliver to the Party or Parties from whom indemnification is being claimed (an “Indemnifying Party”) reasonably prompt written notice of such claim setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnified Party (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnified Party relating to the claim. Subject to the provisions of this Agreement including, without limitation, Section 6.4(a) and Section 6.4(b), the failure of an Indemnified Party to give any Notice of Claim required by this Section shall not affect any of such Party’s rights under this Article VI or otherwise except and to the extent that such failure is actually prejudicial to the rights and obligations of the Indemnifying Party. Notwithstanding anything herein to the contrary, if any Notice of Claim relates to a Third Party Action, the procedures of Section 6.5(d) shall apply to such Third Party Action.

(b) After an Indemnified Party has delivered a Notice of Claim requesting payment from an Indemnifying Party for any Losses, the Indemnifying Party shall, within thirty (30) days of receipt of such Notice of Claim, (i) pay to the Indemnified Party, in immediately available funds, the amount of Losses, or (ii) deliver to the Indemnified Party written notice (a “Dispute Notice”) advising the Indemnified Party that it disputes the claim for indemnification. If, within thirty (30) days of receipt of such Notice of Claim, the Indemnifying Party fails to pay said amount to the Indemnified Party or deliver to the Indemnified Party a Dispute Notice the Indemnifying Party shall be deemed to have accepted and agreed to such claim for indemnification (a “Deemed Acceptance”) and the Indemnified Party may exercise any and all legal or equitable remedies available to the Indemnified Party under this Agreement or otherwise with respect to such Losses.

(c) If, within such thirty (30) day period following receipt of the Notice of Claim, the Indemnifying Party delivers a Dispute Notice with respect to the Indemnified Party’s claim for indemnification for Losses, the Indemnifying Party and the Indemnified Party agree that, prior to commencing any litigation or other proceedings against the other concerning any matter in which such Party intends to claim a right of indemnification, they will negotiate in good faith to resolve any dispute with respect to such claim and to provide each other with all relevant information relating to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within thirty (30) days of the delivery of a Dispute Notice (or such longer period as the Parties may agree upon), the Indemnifying Party or the Indemnified Party may thereafter commence litigation or other proceedings to resolve such dispute. The successful Party in any such proceeding shall be entitled to reimbursement from the non-successful Party for any and all of the successful Party’s costs and expenses including, without limitation, reasonable attorneys’ fees, incurred in connection with such proceeding.

(d) If any Notice of Claim relates to any Action against any Indemnified Party by a third party (a “Third Party Action”), the Indemnifying Party shall be entitled to participate in such Third Party Action and, at its option, assume the defense thereof with its own counsel (to be reasonably satisfactory to the Indemnified Party), at the Indemnifying Party’s sole expense, by providing written notice to the Indemnified Party delivered within thirty (30) days after the Indemnifying Party receives the Notice of Claim; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Action if the Indemnified Party shall have one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of counsel for the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party. If the Indemnifying Party shall assume the defense of any Third Party Action, the Indemnified Party shall be entitled to participate in any Third Party Action at its expense. The Indemnifying Party shall not consent to the entry of a judgment with respect to the Third Party Action or enter into any settlement that involves anything other than the payment of money by the Indemnified Party without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed). Whether or not the Indemnifying Party assumes the defense of any Third Party Action, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Action without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such Third Party Action during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

6.6 Recoupment Against Escrow. Buyer shall be entitled to receive from the Escrow Amount payment of: (a) any amount due from Seller or Shareholders pursuant to Section 2.6(c), which right may be exercised at any time after such amount is determined in accordance with Section 2.6(b) (provided Seller and Shareholders do not otherwise timely pay such amount to Buyer pursuant to Section 2.6(c)); (b) any amounts due from Seller or Shareholders with respect to any claim for Losses required to be paid by Seller or Shareholders pursuant to Section 6.2, provided that a Final Resolution with respect to such claim for Losses has occurred; and (c) any amount due from Seller or Shareholders for Uncollected Receivables pursuant to Section 8.9, which right may be exercised at any time after Buyer’s delivery of notice of the Uncollected Receivables in accordance with Section 8.9 (provided Seller and Shareholders do not otherwise timely pay the amount of Uncollected Receivables to Buyer pursuant to Section 8.9). As used in this Agreement, a “Final Resolution” with respect to a claim for Losses pursuant to this Article VI shall mean (i) a written agreement duly signed by Seller and Buyer; (ii) a Deemed Acceptance under Section 6.5(b)); or (iii) a final, non-appealable order issued by a court with proper jurisdiction. When Buyer becomes entitled to any payment from the Escrow Amount pursuant to this Agreement, Buyer and Seller shall sign and deliver to the Escrow Agent a written direction authorizing such payment to Buyer, in accordance with the terms of the Escrow Agreement. Within five (5) business days after expiration of the Escrow Period, Buyer and Seller shall sign and deliver to the Escrow Agent, in accordance with the Escrow Agreement, a written direction authorizing the payment of the remaining Escrow Amount, if any, together with any interest thereon, to Seller (subject to payment of any amounts due to Buyer for Uncollected Receivables pursuant to Section 8.9); provided, however that if, at the expiration of the Escrow Period there are any pending claims by a Buyer Indemnified Party against Seller or Shareholders for indemnification pursuant to this Article VI, but there has not been a Final Resolution of such claim, then Buyer and Seller shall include in such written direction an authorization directing the Escrow Agent to continue to hold in escrow the amount that Buyer reasonably deems necessary to fully satisfy such claim (up to the full remaining amount then held in escrow), until such time as there is a Final Resolution of such claim or claims (at which time Buyer and Seller shall sign and deliver to the Escrow Agent a written direction authorizing payment to Buyer or Seller, as appropriate, in accordance with the terms of the Escrow Agreement).

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

ARTICLE VII
CLOSING

7.1 Closing. The Closing shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”), and the Closing shall be deemed to occur effective as of 11:59 p.m. on the Closing Date. The Closing shall take place at a location acceptable to the Parties, and may be completed remotely through the exchange of signature pages by electronic means. The Parties shall take such actions, including the delivery of documents in escrow or by facsimile or e-mail, in order to facilitate completion on the Closing Date of all of the transactions contemplated hereby. Each Party’s obligations to consummate the transactions contemplated pursuant to this Agreement shall be conditioned on the other Party delivering at the Closing each of the documents or items required to be delivered by such other Party under Section 7.2 or Section 7.3, as applicable.

7.2 Closing Deliveries of Seller and Shareholders. At (or prior to) the Closing, Seller and Shareholders shall deliver to Buyer the following:

(a) A certificate, duly executed by the Secretary of Seller, containing true, correct and complete copies of the following:

(i) Certificate of the Secretary of the Commonwealth of Massachusetts, attesting to the good standing of Seller in such jurisdiction as of a date reasonably proximate to the Closing Date;

(ii) A copy of the articles of organization of Seller and of all amendments thereto, certified by the Secretary of the Commonwealth of Massachusetts;

(iii) A copy of the bylaws of Seller as amended through the Closing Date; and

(iv) a copy of all actions taken by Seller’s Board of Directors and by Shareholders approving this Agreement and the transactions contemplated hereby;

(b) A Bill of Sale, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller, conveying the Purchased Assets to Buyer free and clear of all Encumbrances;

(c) Certificates of title for all titled motor vehicles included in the Purchased Assets, duly endorsed for transfer to Buyer;

(d) The Escrow Agreement, duly executed by Seller;

(e) An Assignment and Assumption Agreement, duly executed by Seller, with respect to each of the Assigned Contracts, in a form or forms reasonably acceptable to Buyer and Seller (collectively, the “Assignment and Assumption Agreement”), together with all consents and approvals as may be required in connection with the assignment by Seller and the assumption by Buyer of the Assigned Contracts;

(f) The Restrictive Covenant Agreement, duly executed by Seller and each Shareholder;

(g) A Consulting Agreement, duly executed by Benjamin Leverone;

(h) A Consulting Agreement, duly executed by Jennifer Leverone;

(i) The Closing Statement, duly executed by each of Seller and Shareholders; and

(j) Such other instruments and documents necessary to transfer title in the Purchased Assets to the Buyer or to consummate any of the other transactions contemplated hereby as shall have been reasonably requested by counsel to Buyer on or before the Closing Date.

7.3 Closing Deliveries of Buyer. At (or prior to) the Closing, Buyer shall deliver to Seller and Shareholders (or the other Persons identified below) the following:

(a) The Closing Cash Payment;

(b) The Restrictive Covenant Payment;

(c) The Escrow Amount, to the Escrow Agent;

(d) The Escrow Agreement, duly executed by Buyer;

(e) The Assignment and Assumption Agreement, duly executed by Buyer;

(f) The Consulting Agreement with Benjamin Leverone, duly executed by Buyer;

(g) The Consulting Agreement with Jennifer Leverone, duly executed by Buyer;

(h) The Closing Statement, duly executed by Buyer; and

(i) Such other instruments and documents necessary to consummate any of the transactions contemplated hereby as shall have been reasonably requested by counsel to Seller on or before the Closing Date.

ARTICLE VIII
FURTHER COVENANTS

8.1 Taxes.

(a) All sales or use Taxes payable by reason of the sale and transfer of any of the Purchased Assets hereunder shall be paid by Seller.

(b) Without limiting the generality of Section 3.1, Seller shall be and remain responsible for all (and Buyer shall not assume any) Liabilities for Taxes of Seller of any kind or description including, without limitation, any Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to and ending as of the Closing. Each of Seller and Buyer shall pay Taxes for which it is responsible (and file all Tax Returns) when due.

(c) Seller shall notify all of the Taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of Seller. If any Taxing authority asserts that Seller is liable for any Tax (or that Buyer is liable for any Tax of Seller), Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied. In no event shall Buyer be liable for any Liabilities arising from Seller’s failure to make of file such notifications.

8.2 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of Representatives, shall be borne solely by the Party who shall have incurred the same, and no other Party shall have any responsibility with respect thereto.

8.3 Confidentiality. Except for necessary disclosure to such Party’s directors, officers, employees, counsel, accountants, bankers and other agents, and except for the disclosure contemplated by Section 8.6 or this Section 8.3, each Party shall keep the provisions of this Agreement confidential both prior and subsequent to the Closing Date. Without limiting the generality of the foregoing and except as otherwise provided in this Section, no Party shall make any press release or announcement with respect to the transactions contemplated hereby without the prior consent of Buyer and Seller, unless such Party determines, upon the advice of counsel, that such action is required by Law or the rules or regulations of any stock exchange or relevant Governmental Authority to which such party is subject. Notwithstanding anything in this Section 8.3 to the contrary, following the Closing, Buyer may, subject to the prior review by Seller, disclose in a press release or other format the existence of this Agreement with Seller and such additional information related to the transactions contemplated hereby as Buyer may be required to disclose under Law or the rules or regulations of any stock exchange or relevant Governmental Authority.

8.4 Non-Disclosure; Non-Solicitation and Non-Competition. At the Closing, Seller and each Shareholder shall execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in favor of Buyer in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).

8.5 Consulting Agreements. At the Closing, Buyer and Benjamin Leverone and Jennifer Leverone shall execute Consulting Agreements in substantially the form attached hereto as Exhibit C-1 and Exhibit C-2, respectively (collectively, the “Consulting Agreements”).

8.6 Notices to and Consents of Third Parties. Buyer, Seller and each Shareholder shall in a timely fashion give all notices to and make all filings with all governmental authorities and other Persons required to be given or made by such Party under any license, authorization, Contract or other instrument or otherwise in connection with the transactions contemplated by this Agreement including, without limitation, those described on Schedule 4.3 and Schedule 5.3.

8.7 Further Assurances. Each Party shall cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other Party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date:

(a) Each Party shall file all Tax Returns consistent with the allocation of the Purchase Price set forth in Schedule 2.4, and no Party shall take any position on audit or in litigation which is inconsistent with such allocation if such position would result in the payment of any additional Tax by, or the disallowance of any deduction or credit to, any other Party; and

(b) On the request of Buyer, Seller and Shareholders shall take such action and deliver to Buyer such further instruments of assignment, conveyance or transfer and other documents of further assurance as in the reasonable opinion of counsel to Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Purchased Assets and possession thereof to Buyer, its successors and assigns, and the performance of this Agreement by Seller and Shareholders in all respects. In addition, on the request of Buyer, Seller and Shareholders shall provide Buyer with such advice and assistance as may be reasonably necessary or appropriate to convey to Buyer the proprietary information, know-how and other intellectual property included in the Purchased Assets.

(c) After the Closing, Seller and Shareholders shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property or assets that Seller or Shareholders may receive in respect of any deposit, prepaid expense, Accounts Receivable or other item that constitutes part of the Purchased Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property or assets that Buyer may receive in respect of any item that is an Excluded Asset or relates to Liabilities other than the Assumed Liabilities.

8.8 Employees and COBRA Compliance. Whether or not Buyer hires after the Closing any employees of Seller, Seller shall be responsible for all compensation and benefits (including, without limitation, salary, bonus, accrued vacation, any benefits attributable to compensation and service earned prior to the Closing, and sick pay) accruing prior to the Closing Date. Without limiting the generality of Section 3.2, Buyer is not assuming any obligations or Liability (i) to any of Seller’s employees for sick or vacation pay or other benefits, or (ii) under any Employee Benefit Plan. Seller agrees and acknowledges that all COBRA obligations arising with respect to the Purchased Assets or Seller’s Business prior to the Closing are and shall remain the sole responsibility of Seller, regardless of which Party is responsible under the COBRA regulations. Notwithstanding the previous sentence, Buyer agrees and covenants that it shall provide COBRA coverage to Seller’s “M&A qualified beneficiaries” (as that term is defined in 26 CFR §54.4980B-9) from and after the Closing, as the “buying group” as described in 26 CFR §54.4980B-1 et seq.; provided, however, that to the extent permitted under applicable COBRA regulations, during the period after the Closing through February 29, 2020 (the “Benefits Transition Period”), Seller shall continue, and Seller’s employees shall continue their existing coverage under, the applicable Employee Benefit Plans that are “employee welfare benefit plans” within the meaning of ERISA. Seller shall terminate such Employee Benefits Plan as of February 29, 2020. Buyer agrees to reimburse Seller, within ten (10) days after receipt of invoice, for the pro-rated amount of Seller’s costs for premiums for such insurance (not including the amount paid by covered employees), and such other additional documented costs associated with Seller’s maintaining such Employee Benefit Plans during the Benefits Transition Period. This Section 8.8 shall survive the Closing.

8.9 Uncollected Receivables. If, during the one-year period beginning on the Closing Date (the “Collection Period”), Buyer does not collect in full any of the Accounts Receivable of Seller set forth on the list of Accounts Receivable that Seller delivers to Buyer with its calculation of Estimated Closing Date Working Capital pursuant to Section 2.6(a) (as such list may be modified pursuant to Section 2.6), then Buyer shall deliver to Seller and Shareholders written notice identifying all such Accounts Receivable that were not so collected (“Uncollected Receivables”). Within five (5) business days of receipt of such notice from Buyer, Seller and Shareholders, jointly, shall pay to Buyer an amount equal to the total amount of Uncollected Receivables (or authorize Buyer in writing to receive payment of such applicable amount from the Escrow Amount in accordance with Section 6.6). If Seller and Shareholders fail to pay when due the amount of Uncollected Receivables due pursuant to this Section then, in addition to any other rights and remedies available to Buyer (and notwithstanding any failure by Seller and Shareholders to authorize such payment as provided above), Buyer shall have the right to receive such applicable amounts from the Escrow Amount, subject to and in accordance with the terms of Section 6.6. Upon receipt of the applicable payment from Seller and Shareholders for the Uncollected Receivables (or upon receipt of such amount from the Escrow Amount), Buyer shall assign, without recourse, the Uncollected Receivables to Seller, and Seller shall thereafter be entitled to take reasonable actions to collect, for Seller’s benefit, the Uncollected Receivables. During the Collection Period, Buyer shall use commercially reasonable efforts to collect the Accounts Receivable (but Buyer shall not be obligated to bring collection actions to collect any such accounts from an account debtor). During the Collection Period, (i) while she is a consultant of Buyer, Jennifer Leverone shall be permitted to assist in coordinating and managing the collection of the Accounts Receivable, and (ii) during the remainder of the Collection Period, Jennifer Leverone shall be permitted to assist Buyer in the collection of the Accounts Receivable which shall include contacting such customers on behalf of and in collaboration with Buyer. Buyer agrees to cooperate with Jennifer Leverone in the collection of the Accounts Receivable, which shall include, but not be limited to, providing periodic reports and access to customer and account information. Buyer shall apply amounts received during the Collection Period from customers in payment of accounts receivables (including the Accounts Receivable) to the specific outstanding invoice to which such payment relates. This Section 8.9 shall survive the Closing.

ARTICLE IX
GENERAL PROVISIONS

9.1 Amendment and Waiver. This Agreement may be amended only by a writing executed by each of the Parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the Party sought to be charged therewith. No failure on the part of any Party to exercise, and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

9.2 Assignment. No Party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other Parties.

9.3 Notices. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder shall be in writing and shall be sent by (i) nationally recognized overnight courier, (ii) registered or certified first-class mail, postage prepaid and return receipt requested, or (iii) by facsimile or e-mail, addressed as follows:

If to Buyer:	Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Chief Financial Officer
Fax: (585) 352-7788
e-mail: mike.tschiderer@transcat.com

with a copy to:	Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: James M. Jenkins
Fax: (585) 232-2152
e-mail: jjenkins@hselaw.com

If to Seller or [either] Shareholder, to:

TTE Laboratories, Inc.
c/o Benjamin Leverone
77 Main Street
Hopkinton, MA 01748
Fax: (508) 435-7302
e-mail: bleverone@pipettes.com

with a copy to:	Partridge Snow & Hahn LLP 30 Federal Street Boston, Massachusetts 02110 Attention: Lawrence J. Sheh Fax: (617) 292-7910 e-mail: LSheh@psh.com

Each such notice and other communication given by overnight courier shall be deemed to have been given on the next business day, mail shall be deemed to have been given three (3) business days after it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by facsimile or e-mail shall be deemed to have been given when it is so transmitted and the appropriate answerback is received. Any Party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 9.3.

9.4 Binding Effect. Subject to the provisions of Section 9.2, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement creates no rights of any nature in any Person not a party hereto.

9.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the City of Rochester and County of Monroe, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Each Party hereby waives the right to a trial by jury.

9.6 Effect of Agreement. This Agreement, together with all Schedules and Exhibits, sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

9.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.8 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties hereto and this Agreement shall be deemed to have been drafted by all the Parties hereto, notwithstanding any presumptions at law to the contrary. Each of the Parties hereto has had the opportunity to seek legal and/or other professional counsel in connection with the negotiation and drafting of this Agreement and with respect to the consummation of the transactions contemplated hereby.

9.9 Headings; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the Parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, the Parties have duly executed this Agreement on the date first written above.

Transcat, Inc.

By:	/s/ Michael J. Tschiderer
Michael J. Tschiderer, Chief Financial Officer

TTE Laboratories, Inc.

By:	/s/ Benjamin Leverone
Benjamin Leverone, President

/s/ Benjamin Leverone
Benjamin Leverone, individually

/s/ Michael Anema
Michael Anema, individually

[Signature page to Asset Purchase Agreement]

Table of Schedules and Exhibits

Schedules
Schedule 2.1(b) – Tangible Personal Property
Schedule 2.1(e) - Deposits and Prepaid Expenses
Schedule 2.1(f) - Assigned Contracts
Schedule 2.1(g) – Intellectual Property
Schedule 2.2 – Excluded Assets
Schedule 2.4 – Purchase Price Allocation
Schedule 4.1– Organization and Standing
Schedule 4.3 – Seller Conflicts
Schedule 4.4 – Financial Statements
Schedule 4.6 – Absence of Change
Schedule 4.8(b) – Compliance with Laws (Permits)
Schedule 4.9 – Condition and Sufficiency of Purchased Assets
Schedule 4.13(c) – Intellectual Property
Schedule 4.16 – Legal Proceedings
Schedule 4.17 – Tax Matters
Schedule 4.18 – Insurance
Schedule 4.19 – Labor Relations and Employment Issues
Schedule 4.20 – Employee Benefits
Schedule 4.22 – Leased Real Property; Existing Leases
Schedule 4.23 – Product and Service Warranties
Schedule 4.24 – Relationship with Customers and Suppliers
Schedule 4.25 – Officers, Directors and Shareholders
Schedule 4.26 – Brokers and Finders
Schedule 5.3 – Buyer Conflicts

Exhibits
Exhibit A - Form of Escrow Agreement
Exhibit B - Form of Restrictive Covenant Agreement
Exhibit C-1 - Form of Consulting Agreement for Benjamin Leverone
Exhibit C-2 - Form of Consulting Agreement for Jennifer Leverone

Exhibit A

Form of Escrow Agreement

Exhibit B

Form of Restrictive Covenant Agreement

Exhibit C-1

Form of Consulting Agreement - Benjamin Leverone

Exhibit C-2

Form of Consulting Agreement - Jennifer Leverone